Anduril, Davidson and D-Wave Collaborate to Develop Quantum Applications for US Air and Missile Defense
Initial proof-of-concept project showed at least 10x faster time-to-solution and improved threat mitigation compared to classical-only methods
PALO ALTO, Calif., HUNTSVILLE, Ala., and COSTA MESA, Calif. – January 27, 2026 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), the only dual-platform quantum computing company, providing annealing and gate-model systems, software, and services; Davidson Technologies, Inc. (“Davidson”), a mission-driven technology company supporting U.S. Department of Defense and aerospace customers; and Anduril Industries Inc. (“Anduril”), a defense technology company focused on advanced autonomous systems, today announced a collaboration to develop quantum-classical hybrid applications for complex U.S. air and missile defense planning challenges.
In an initial proof-of-concept that used Anduril’s defense simulations, Davidson’s mission-domain modeling and secure-computing expertise, and D-Wave’s quantum computing technology, the companies evaluated complex missile-defense planning scenarios. The effort compared performance of a classical-only approach against D-Wave’s Stride™ hybrid solver running on the Advantage2TM system, benchmarking solution quality, scalability, and time-to-solution. Results demonstrated that while classical solvers performed effectively on smaller, less complex scenarios, the time to reach a solution increased significantly as problem size grew. By comparison, as problem complexity scaled, D-Wave’s Stride hybrid solver extended its performance lead over classical-only approaches, delivering at least 10x faster time-to-solution, a 9% to 12% improvement in threat mitigation, and the ability to intercept an additional 45–60 missiles in a 500-missile attack simulation.
“Our collaboration with Anduril and Davidson marks an important milestone in applying quantum computing to U.S. national defense strategies,” said Dr. Alan Baratz, CEO of D-Wave. “Our initial work together shows that annealing quantum computing can be put to use today for mission-critical applications, enabling faster, more informed decision-making for complex problems.”
“Quantum computing helps identify efficiencies to expedite execution in space, missile defense and joint force operations,” said Dale Moore, president and CEO of Davidson. “It rapidly evaluates millions of possible outcomes, determining the best course of action. We’re thrilled to collaboratively leverage this maturing technology and apply it to today’s national security challenges.”
“Anduril is constantly evaluating how we can apply emerging techniques to various defense challenges,” said Matthew Steckman, president and chief business officer at Anduril. “Our partnership with Davidson and D-Wave looks toward augmenting advanced technologies through quantum by first pressure-testing the technology against real defense problems. Our work to deliver this capability and others like it to the warfighter is just beginning.”
D-Wave, Davidson, and Anduril plan to expand the collaboration by exploring other large-scale defense optimization challenges, including contested logistics, scalable and distributed manufacturing, cyber defense, and courses of action generation.

About Davidson Technologies
Davidson is a trusted provider of advanced engineering and technical solutions supporting the U.S. Department of Defense, intelligence community, and aerospace industry. With a focus on mission-driven innovation, Davidson combines deep domain knowledge with emerging technologies to solve the nation’s most complex defense challenges.
About Anduril Industries
Anduril invents technology that makes America and its allies safer. We’re building the next generation of technology that will aid and protect those who serve on the front lines defending the nation and its interests. Anduril’s core technology focuses on autonomy, artificial intelligence, and their application on the front lines of operations.

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. It is the world’s first commercial supplier of quantum computers, and the first and only to offer dual-platform quantum computing products and services, spanning both annealing and gate-model quantum computing technologies. D-Wave’s mission is to help customers realize the value of quantum today through enterprise-grade systems available on-premises and via its Leap™ quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations across commercial, government and research sectors trust D-Wave to address complex computational challenges using quantum computing. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Media Contacts:
D-Wave Quantum Inc.
Alex Daigle
media@dwavesys.com
Davidson Technologies
Rikki Klaus
rikkiklaus@davidson-tech.com
256-583-2328

Anduril Industries
Jack Beyrer
jbeyrer@anduril.com
(949) 969-7073